Exhibit 15.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
DIVISION OF CORPORATION FINANCE

September 7, 2023

Robert Day

Acting Chief Executive Officer

Futuris Company

22 Baltimore Road

Rockville, MD 20850

Re:	Futuris Company
Offering Statement on Form 1-A
Post-Qualification Amendment No. 4
Filed August 30, 2023
File No. 024-12082

Dear Robert Day:

We have reviewed your amended offering statement and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter by amending your offering statement and providing the requested information. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your offering statement and the information you provide in response to these comments, we may have additional comments. Unless we note otherwise, our references to prior comments are to comments in our August 28, 2023 letter.

Post-Qualification Amendment No. 4 to Offering Statement on Form 1-A filed August 30, 2023

Business

Acquisitions and Business Operations, page 20

1.	We note that you entered into a $2.5 million acquisition agreement with Recruiter.com according to Recruiter.com Group, Inc.,’s Current Report on Form 8-K filed August 11, 2023. We also note that you acquired Insigma according to a press release published on Yahoo Finance on July 18, 2023, which states that, “[a]ccording to Robert Day, Futuris CEO/CFO, Insigma anticipates an annual revenue run rate of over $10 million” Please disclose in your offering statement a description of all material acquisitions during the past three years. In revising your disclosure, please ensure that you include a discussion of any material acquisition agreements, the related material terms and whether you are subject to any material outstanding obligations or liabilities with respect to such acquisitions, and also file such agreements as exhibits to this offering statement. If you believe either or both of these transactions are not material, please tell us why. Refer to Item 7(a)(vii) of Form 1-A, as well as comment 8 of our letter dated May 9, 2023.

You may contact Blaise Rhodes at 202-551-3774 or Theresa Brillant at 202-551-3307 if you have questions regarding comments on the financial statements and related matters. Please contact Brian Fetterolf at 202-551-6613 or Dietrich King at 202-551-8071 with any other questions.

Sincerely,

Division of Corporation Finance Office of Trade & Services

cc:	Mark Roderick